                                                                    EXHIBIT 99.1
APOLLO GOLD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in Thousands)
                                                                      December 31,
                                                                     2001       2000
                                                                   ---------  ---------
ASSETS
CURRENT ASSETS:
  Cash                                                             $    255   $    602
  Due from sales of products, net                                     2,733      7,889
  Inventories                                                        17,320     18,020
  Other current assets                                                  834        533
                                                                   ---------  ---------
      Total current assets                                           21,142     27,044
                                                                   ---------  ---------

PROPERTY, PLANT, AND EQUIPMENT, net                                  12,517     13,956

RESTRICTED CERTIFICATE OF DEPOSIT                                       632        632

OTHER ASSETS                                                            422         45
                                                                   ---------  ---------
      Total assets                                                 $ 34,713   $ 41,677
                                                                   =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and other                                       $  3,637   $  4,143
  Accrued salaries, wages, and benefits                               1,824      2,656
  Mining taxes payable                                                1,265      1,769
  Accrued maintenance                                                 1,335      2,479
  Obligations under capital lease, current maturities                 4,905      4,566
  Notes payable                                                       2,490      3,784
                                                                   ---------  ---------
      Total current liabilities                                      15,456     19,397
                                                                   ---------  ---------

OBLIGATIONS UNDER CAPITAL LEASE, noncurrent maturities                  430      5,023

ACCRUED SITE CLOSURE AND RECLAMATION COSTS                           25,415     26,757
                                                                   ---------  ---------
      Total liabilities                                              41,301     51,177
                                                                   ---------  ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock - $0.001 par value; 10,000,000 shares authorized;
    6,474,880 shares issued and outstanding                               6          6
  Additional paid-in capital                                         65,373     65,373
  Accumulated deficit                                               (71,967)   (74,879)
                                                                   ---------  ---------
      Total stockholders' equity (deficit)                           (6,588)    (9,500)
                                                                   ---------  ---------
      Total liabilities and stockholders' equity (deficit)         $ 34,713   $ 41,677
                                                                   =========  =========

See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(U.S. Dollars in Thousands)
                                                                                        Period From
                                                     Period From                        February 5,
                                                      January 1,                           1999
                                                         2002                          (Commencement)
                                                       through       Years Ended          through
                                                       June 24,      December 31,       December 31,
                                                         2002       2001      2000          1999
                                                                  --------  ---------
SALES                                                 $  33,339   $76,683   $ 96,694   $      91,290
                                                      -----------------------------------------------
COST OF SALES                                            26,056    64,613     76,621          72,847

DEPRECIATION, DEPLETION, AND
  AMORTIZATION                                            2,739     5,477     20,185          18,224

ROYALTIES                                                   438       829      1,230           1,103
                                                      -----------------------------------------------
                                                         29,233    70,919     98,036          92,174
                                                      -----------------------------------------------

GROSS PROFIT (LOSS)                                       4,106     5,764     (1,342)           (884)
                                                      -----------------------------------------------

OPERATING EXPENSES:

  General and administrative                              1,574     1,742      3,355           2,937
  Reduction in carrying values of mining properties
    and equipment                                             -         -     19,742          38,477
  Inventory write-down                                        -         -        789             342
  Exploration                                               634       730        533             616
                                                      -----------------------------------------------
                                                          2,208     2,472     24,419          42,372
                                                      -----------------------------------------------
INCOME (LOSS) FROM OPERATIONS                             1,898     3,292    (25,761)        (43,256)
                                                      -----------------------------------------------

OTHER INCOME (EXPENSE):

  Interest expense                                         (413)   (1,309)    (2,527)         (3,960)
  Gain (loss) on disposal of assets                         (17)       80         80              (8)
  Gold Hedging Loss                                      (1,514)        -          -               -
  Other                                                    (714)      849        188             365
                                                      -----------------------------------------------
                                                         (2,658)     (380)    (2,259)         (3,603)
                                                      -----------------------------------------------

NET INCOME (LOSS)                                     $    (760)  $ 2,912   $(28,020)  $     (46,859)
                                                      ===============================================

See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------
                                                                   YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
CONSOLIDATED STATEMENTS OF                                                       PERIOD FROM FEBRUARY 5, 1999

STOCKHOLDERS' EQUITY (DEFICIT)                                       (COMMENCEMENT) THROUGH DECEMBER 31, 2001
=============================================================================================================

(U.S. Dollars and Shares in Thousands)

                                                                                     Accumulated
                                       Common Stock     Additional                      Other
                                     ---------------      Paid-in     Accumulated   Comprehensive
                                    Shares       Amount   Capital      Deficit      Income (Loss)     Total
                                 -------------  --------  --------  -------------  ---------------  ---------

BALANCES, FEBRUARY 5, 1999                  -   $      -  $      -  $          -   $            -   $      -

ADD (DEDUCT):
Common shares issued for
    subsidiaries                        6,475          6    65,373             -                -     65,379
  Net loss                                  -          -         -       (46,859)               -    (46,859)
                                 -------------  --------  --------  -------------  ---------------  ---------
BALANCES, DECEMBER 31, 1999             6,475          6    65,373       (46,859)               -     18,520

(DEDUCT):
  Net loss                                  -          -         -       (28,020)               -    (28,020)
                                 -------------  --------  --------  -------------  ---------------  ---------
BALANCES, DECEMBER 31, 2000             6,475          6    65,373       (74,879)               -     (9,500)
                                                                                                    ---------

ADD (DEDUCT):
  Comprehensive income:
    Cumulative effect of change
    in accounting                           -          -         -             -            2,000      2,000
    Realized gains on forward
    contracts reclassified to
    earnings                                -          -         -             -           (2,000)    (2,000)
    Net income                              -          -         -         2,912                -      2,912
                                                                                                    ---------
    Comprehensive income                                                                               2,912
                                 -------------  --------  --------  -------------  ---------------  ---------

BALANCES, DECEMBER 31, 2001             6,475   $      6  $ 65,373  $    (71,967)  $            -   $ (6,588)

    Net Loss                                -          -         -  $       (760)               -          -
                                 -------------  --------  --------  -------------  ---------------  ---------

BALANCES, JUNE 24, 2002                 6,475          6    65,373       (72,727)               -   $ (7,348)
                                 =============  ========  ========  =============  ===============  =========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

(U.S. Dollars in Thousands)

                                                     Period From                        Period From
                                                      January 1,                        February 5,
                                                        2002                               1999
                                                       through       Years Ended       (Commencement)
                                                       June 24,      December 31,         through
                                                                  -------------------   December 31,
                                                         2002       2001      2000          1999
                                                      ----------  --------  ---------  --------------
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $    (760)  $ 2,912   $(28,020)  $     (46,859)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation, depletion, and amortization           2,739     5,477     20,185          18,224
      Interest and fees converted to principal on
        note payable                                          -         -      1,099           1,281
      Amortization of debt issuance costs                     -         -        261             750
      Reduction in carrying values of mining
        properties and equipment                              -         -     19,742          38,477
      Inventory write down                                    -         -        789             342
      (Gain) loss on disposal of assets                      17       (80)       (80)              8
      Payments for closure, environmental,
        and legal                                             -         -          -             (70)
      Other                                                   -      (518)      (419)              -
      Change in assets and liabilities:
        Due from sales of products                        1,221     5,156      3,366         (11,054)
        Inventories                                       2,198       700      2,208           4,017
        Other assets                                     (1,847)        -        694            (853)
        Accounts payable and accrued liabilities           (132)   (4,951)    (1,702)         (3,282)
                                                      ----------  --------  ---------  --------------
          Net cash provided by operating activities       3,436     8,696     18,123             981
                                                      ----------  --------  ---------  --------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant, and equipment           (11,394)   (3,581)    (4,937)         (5,376)
  Proceeds from sale of assets                                -        87        287             113
  Cash received from acquired subsidiaries                    -         -          -             169
  Other                                                       -         -       (138)              -
                                                      ----------  --------  ---------  --------------
          Net cash used in investing activities         (11,394)   (3,494)    (4,788)         (5,094)
                                                      ----------  --------  ---------  --------------

See accompanying notes to consolidated financial statements.

--------------------------------------------

APOLLO GOLD, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOW
--------------------------------------------------------------------------------------------------

(U.S. Dollars in Thousands)

                                                 Period From                         Period From
                                                  January 1,                          February 5,
                                                     2002                               1999
                                                   through        Years Ended       (Commencement)
                                                   June 24,      December 31,         through
                                                              -------------------   December 31,
                                                     2002       2001      2000          1999
                                                  ----------  --------  ---------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on obligations under capital leases    $  (5,335)  $(4,255)  $ (4,283)  $      (3,817)
  Proceeds from issuance of notes payable            16,535     2,195     85,340          78,191
  Additions to deferred financing costs                   -         -       (210)           (818)
  Advances from stockholder                               -         -          -               -
  Payments of notes payable                          (1,302)   (3,489)   (93,872)        (69,151)
                                                  ----------  --------  ---------  --------------
       Net cash provided by (used in)                 9,898    (5,549)   (13,025)          4,405
                                                  ----------  --------  ---------  --------------
          financing activities

NET INCREASE (DECREASE) IN CASH                       1,940      (347)       310             292

CASH, BEGINNING OF PERIOD                               255       602        292               -
                                                  ----------  --------  ---------  --------------

CASH, END OF PERIOD                               $   2,195   $   255   $    602   $         292
                                                  ==========  ========  =========  ==============
SUPPLEMENTAL DISCLOSURE:

  Cash paid for interest                          $     413   $ 1,309   $  1,753   $           7
                                                  ==========  ========  =========  ==============

NONCASH INVESTING AND FINANCING ACTIVITIES:

  Stock issued for contribution of subsidiaries   $       -   $     -   $      -   $      28,275
                                                  ==========  ========  =========  ==============

  Increase in assets from fresh-start reporting   $       -   $     -   $      -   $      37,105
                                                  ==========  ========  =========  ==============

                       Apollo Gold, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                       December 31, 2001, 2000, and 1999
                          (U.S. Dollars in thousands)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

On January 16, 1998, Pegasus Gold Inc. (PGI) and substantially all of its direct and indirect domestic subsidiaries, including Pegasus Gold Corporation (PGC), Pegasus Gold International, Inc. (PGII), Diamond Hill Mining, Inc. (DHMI), Florida Canyon Mining, Inc. (FCMI), and Montana Tunnels Mining, Inc. (MTMI) voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. On or about September 9, 1998, two separate joint plans of reorganization were filed with the United States Bankruptcy Court. The plans, as amended and modified, were subsequently approved by major creditors and confirmed by order of the United States Bankruptcy Court.

Under  the plan of reorganization covering PGII, DHMI, FCMI, and MTMI (the Newco
Plan),  PGII  was  reincorporated  in  Delaware  and  renamed  Apollo Gold, Inc.
(Apollo, or the Company). Apollo became the parent holding company for the reorganized DHMI, FCMI, and MTMI entities, all of which were also reincorporated in Delaware but retained their former names. The four newly reorganized entities emerged from bankruptcy protection on February 5, 1999 (the effective date) and are proceeding with mining and exploration activities under new management and with the benefit of the protection afforded by the Newco Plan and the United States Bankruptcy Code against unsatisfied liabilities associated with PGI, PGC, and other former PGI affiliates.

Under the Newco Plan, Apollo and its three subsidiaries were discharged from all liabilities not asserted prior to the applicable bar dates or otherwise provided for in the Newco Plan to the maximum extent permitted by the United States Bankruptcy Code.

Under the other plan of reorganization covering only PGI and PGC (the Liquidating Plan), PGI and its principal subsidiary, PGC, were placed under the control of an independent liquidating trustee for purposes of marshalling and liquidating assets. Substantially all of their assets were immediately transferred to liquidating trusts established for the benefit of their respective creditors. The independent liquidating trustee is proceeding with liquidation of those trust assets and otherwise winding up PGI's and PGC's affairs in implementation of the Liquidating Plan.

The remainder of the former PGI affiliates, including the owners and operators of all United States mine sites undergoing reclamation after mine closure, were placed under the control of a separate, independent Chapter 11 trustee. Shortly after appointment, the independent Chapter 11 trustee converted all of their Chapter 11 reorganization cases into Chapter 7 liquidation cases. The Bankruptcy Court retained the independent trustee as the Chapter 7 trustee. The Chapter 7 trustee is proceeding with liquidation of those former PGI affiliates under the protection of Chapter 7 of the United States Bankruptcy Code. See
note  12  regarding  the  application  of  fresh-start  reporting.

Effective January 1, 2002, DHMI was merged into MTMI. DHMI's business will be operated as an unincorporated division of MTMI.

Ownership:

Under the Newco Plan, Apollo capital stock was distributed to former creditors. The bank group that provided pre-petition financing received approximately 69% of Apollo's common stock. Small creditors were paid in cash. Those non-bank creditors holding more than $10 in allowed claims were paid 75 cents for each dollar of allowed claim in cash and the remainder in Apollo common stock, calculated at a rate of one share of common stock for each $10 in allowed claim not paid in cash. Less than 1% of Apollo's outstanding shares were distributed to those non-bank creditors. Apollo's remaining common stock, comprising approximately 30% of the outstanding shares, was distributed under the Newco Plan to the PGC liquidating trustee to be held for sale or for distribution in kind to PGC liquidating trust beneficiaries as provided in the Liquidating Plan. As of December 31, 2001, the PGC liquidating trustee continued to hold approximately 30% of Apollo's shares.

Following is a summary of the fair values of the assets acquired and liabilities
assumed   by  Apollo  upon  emergence  from  bankruptcy  at  February  5,  1999:

NOTE  1  -  ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
(CONTINUED):

  Assets acquired:
    Cash                                                                   $    169
    Trade receivables                                                             2
    Inventories                                                              25,375
    Property, plant, and equipment (including mining properties)             95,055
    Other assets                                                                813
                                                                           --------
      Total assets acquired                                                 121,414

  Liabilities assumed:
    Accounts payable and accrued liabilities                      $15,839
    Notes payable                                                     896
    Capital lease obligations                                      18,176
    Accrued site closure and reclamation costs                     21,503
                                                                  -------
      Total liabilities assumed                                              56,414
                                                                           --------

      Net assets acquired                                                  $ 65,000

As a result of the subsequent merger of Nevoro Gold USA Inc. (Nevoro USA) into Apollo on March 26, 2002, as described at note 11: (a) all of Apollo's outstanding common stock was canceled; (b) the 100 shares of $0.01 par value common stock of Nevoro USA owned by Nevoro Gold Corporation (Nevoro) became the issued and outstanding capital stock of the surviving corporation; and (c) Apollo thereby became a wholly-owned subsidiary of Nevoro. On June 25, 2002, Nevoro and International Pursuit Corporation completed an amalgamation forming Apollo Gold Corporation, an Ontario, Canada, corporation. Subsequent to the amalgamation, Apollo became a wholly owned subsidiary of Apollo Gold Corporation.

Summary of Significant Accounting Policies:

Basis of accounting - The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Nature of operations - The Company is engaged in gold mining and related activities, including extraction, processing, refining, and reclamation at three mine sites, two of which are located in Montana and the third in Nevada. One of the Montana sites is currently inactive. The Company's principal products are metals, primarily gold, zinc, silver, and lead.

Principles of consolidation - The consolidated financial statements include the accounts of Apollo and its wholly owned subsidiaries. Intercompany transactions and accounts are eliminated upon consolidation.

Inventories - Inventories are recorded at the lower of average cost or estimated net realizable value. The cost of gold in process and final products is comprised of costs of mining the ore and hauling it to the mill, costs of processing the ore and an attributable amount of mining and production overheads relating to deferred mineral property and development costs. The cost of mine materials and supplies represents the direct cost of acquisition. Units of inventory on the leach pad are based on the amount of ore introduced into production, expected recovery and assay results.

Property, plant, and equipment - Property, plant, and equipment are stated at the lower of predecessors' historical cost and evaluated for impairment utilizing the guidance of SFAS 144 as noted herewith. Mining properties and development costs and certain plant and equipment are depreciated using the units-of-production method based upon proven and probable reserves. Other assets are depreciated using the straight-line method over estimated useful lives of five to ten years. Depreciation and amortization expense includes the amortization of assets acquired under capital leases. Replacements and major improvements are capitalized. Maintenance and repairs are charged to expense based on average estimated equipment usage. Interest costs incurred in the construction or acquisition of property, plant, and equipment are capitalized and amortized over the useful lives of the related assets.

NOTE  1  -  ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
(CONTINUED):

Mineral exploration and development costs - Significant property acquisition payments for active exploration properties are capitalized. If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned. Expenditures for the development of new mines, to define further mineralization at and adjacent to existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves. All other exploration expenditures are expensed as incurred.

Asset impairment - Management of the Company reviews the net carrying value of each mine and development property at least annually, or more frequently, if changing circumstances indicate that a potential impairment may exist in accordance with the guidelines established under SFAS 144. Estimated future net cash flows from each mine are calculated using estimated future prices, operating capital, and reclamation costs on an undiscounted basis. If impairment is determined on an undiscounted basis, reductions in the carrying values of each mine are recorded to the extent the net book value of the asset exceeds the estimate of future discounted net cash flows.

Management's estimates of gold and other metal prices, recoverable proven and probable reserves, operating capital, and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of the Company's investment in property, plant, and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term that could adversely affect management's estimate of the net cash flows expected to be generated from its operating properties.

Debt issuance costs - The costs related to the issuance of debt are deferred and amortized to interest expense using the effective interest method over the terms of the related debt.

Revenue recognition - Revenue from the sale of gold and byproducts is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangements; the price is fixed or determinable and collectibility is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates are determined by contract as title changes hands at the railhead.

Derivative financial instruments - In the normal course of business, the Company uses derivative financial instruments (primarily spot deferred forward sales contracts) to reduce its commodity price risks. The spot deferred contracts are not linked to specific assets or liabilities on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as assets and liabilities and be measured at their fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are to be accounted for either in current earnings or other comprehensive income depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedge relationship must be highly effective in achieving offsetting changes in the fair value or cash flows of the hedging instruments and the hedged items. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type adjustment of $2,000 (gain) in accumulated other comprehensive income to recognize the fair value of derivatives designated as cash flow hedges that met the hedge accounting requirements at January 1, 2001.

Reclamation, site closures, and remediation costs - Minimum standards for mine reclamation have been established by various governmental agencies. Estimated reclamation, site restoration and closure costs for each producing mine are charged to operations over the expected life of the mine using the units-of-production method. Ongoing reclamation activities are expensed in the period incurred. Remediation liabilities are expensed upon determination that a liability has been incurred and where a minimum cost or reasonable estimate of the cost can be determined.

Income taxes - The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using the enacted tax rates in effect for the

NOTE  1  -  ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
(CONTINUED):

year in which the differences are expected to reverse. A valuation allowance is provided when necessary to reduce deferred tax assets to estimated net realizable amounts.

Stock-based compensation - SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to management's evaluation of asset impairment and the recorded balances of inventories, reclamation, site closure and remediation obligations, and the deferred tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

NOTE  2  -  INVENTORIES:
--------------------------------------------------------------------------------

The components of inventories are as follows:

                                                              December 31,
                                                            -----------------
                                                              2001      2000

     Deferred costs of ore on leach pad                     $ 14,312  $ 13,796
     Materials and supplies                                    2,739     3,011
     Stockpiled ore                                              123       737
     Processed metal                                             146       476
                                                            --------  --------

                                                            $ 17,320  $ 18,020
                                                            ========  ========

Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Gold is recovered over a five-year period. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach. Approximately 54% of the unrecovered gold on all leach pads at both December 31, 2001 and 2000, was expected to be recovered in the next year. As a result of changing conditions, it is reasonably possible that the estimated amount of gold to be recovered could change in the near term.

NOTE 3 - PROPERTY, PLANT, AND EQUIPMENT:

The components of property, plant, and equipment are as follows:

                                                               December 31,
                                                            ------------------
                                                              2001      2000
                                                            --------  --------

Mining properties and development costs                     $130,874  $120,222
Plant and equipment                                          115,031   123,219
                                                            --------  --------
                                                             245,905   243,441
Less accumulated depreciation, depletion, and amortization   233,388   229,485
                                                            --------  --------

                                                            $ 12,517  $ 13,956
                                                            ========  ========

The following is a summary of the net book value of mining properties and development costs and plant and equipment by property:

                            Mining
                        Properties and
                          Development    Plant and
                             Costs       Equipment    Total
                        ---------------  ----------  -------
December 31, 2001:
  Montana Tunnels Mine  $         1,951  $    3,612  $ 5,563
  Florida Canyon Mine             2,361       4,265    6,626
  Diamond Hill Mine                 142         106      248
  Corporate and other                 -          80       80
                        ---------------  ----------  -------

                        $         4,454  $    8,063  $12,517
                        ===============  ==========  =======
December 31, 2000:
  Montana Tunnels Mine  $         1,564  $    2,252  $ 3,816
  Florida Canyon Mine                 -       9,773    9,773
  Diamond Hill Mine                 180         113      293
  Corporate and other                 -          74       74
                        ---------------  ----------  -------

                        $         1,744  $   12,212  $13,956
                        ===============  ==========  =======

At December 31, 2001, 2000, and 1999, the Company assessed the recoverability of the carrying value of its mining properties, plant, and equipment, based upon current market conditions. As a result, the Company recorded reductions of $19,742 in 2000 and $38,477 in 1999 to the carrying values of such assets to the extent the net book value of the assets exceeded management's estimate of future discounted net cash flows.

NOTE  4  -  NOTES  PAYABLE:
--------------------------------------------------------------------------------

In February 2001, the Company renewed its revolving credit facility from General Electric Credit Corporation (GECC) for $10,000 with an effective interest rate of the commercial paper rate plus 3.5% (5.52% at December 31, 2001), which matures in February 2003. At December 31, 2001, approximately $1,217 was outstanding under the credit facility. As of December 31, 2001, standby letters of credit issued by First Union National Bank under arrangements with GECC in the aggregate face amount of approximately $1,500, securing surety bonding (the First Union LOCs), were also outstanding for Apollo's account under the GECC credit facility. The credit facility required the Company to maintain certain restrictive covenants with respect to EBITDA (earnings before interest, taxes, depreciation, and amortization), debt service, and capital expenditures.

The renewed credit facility was collateralized by all of the Company's assets and a $2,000 letter of credit (LOC) issued by the members of the Pegasus bank lending group, represented by Citibank, as agent, with a maturity date of February 2002. Subsequently, the Citibank LOC was renewed for $2,000 through
February 2003. The Citibank LOC is collateralized by all of the Company's assets; however, the secured interest is subordinate to GECC's claim. The Citibank LOC required fees of 12% annually on the unused portion of the LOC. At December 31, 2001, there had been no drawings against the Citibank LOC.

As  a  result  of the subsequent events of March 26, 2002, described at note 11:
(a) the Citibank LOC was cancelled and returned undrawn to Citibank; (b) Apollo posted cash collateral furnished by Nevoro with GECC to secure GECC's obligations with respect to the First Union LOCs; (c) Apollo repaid from funds furnished by Nevoro all indebtedness then outstanding under the GECC credit facility; and (d) GECC assigned all of its rights, titles, and interests in connection with the GECC credit facility to Apollo.

During 2001, the Company entered into four installment sales contracts to purchase equipment previously under capital lease. The installment notes bear interest at 8% and 10.25%, respectively, and mature in 2002. The balances of these notes totaled approximately $1,273 at December 31, 2001.

--------------------------------------------------------------------------------

In January 2002, the Company entered into two installment sales contracts to purchase equipment previously under capital lease (see note 5). The contracts are collateralized by the equipment, bear interest at 7.5%, and mature in January 2006.

NOTE  5  -  OBLIGATIONS  UNDER  CAPITAL  LEASES:

The Company has entered into capital leases for certain equipment. Leased equipment included in plant and equipment at December 31, 2001 and 2000, totaled approximately $28,554 at each date. Accumulated amortization of assets under capital leases was approximately $24,407 and $20,542 at December 31, 2001 and 2000, respectively.

Future minimum lease payments due under capital leases consisted of the following at December 31, 2001:

          Years Ending
          December 31,                                    Amount
          ------------                                   -------
            2002                                         $ 5,487
            2003                                             147
                                                         -------
            Total minimum lease payments                   5,634
            Less amount representing interest (at 6.6%)      299
                                                         -------
            Total present value of minimum payments        5,335
            Less current portion                           4,905
                                                         -------

            Total long-term capital lease obligations    $   430
                                                         =======

In January 2002, the Company borrowed approximately $6,624 under notes payable to Caterpillar Financial Services Corporation for the purchase of equipment that had been previously leased by the Company. See note 4.

NOTE  6  -  INCOME  TAXES:
--------------------------------------------------------------------------------

The Company did not record a provision or benefit for income taxes for the years ended December 31, 2001 and 2000 and for the period from February 5, 1999 through December 31, 1999, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

The consolidated income tax provision for the periods presented differs from the amount computed at the statutory income tax rate for the reasons set forth below:

                                           Period  From                                   Period  From
                                            January  1,                                   February  5,
                                               2002                                           1999
                                             Through              Years  Ended               Through
                                          June 24, 2002           December 31,            December 31,
                                         --------------------------------------------------------------
                                              2002            2001            2000            1999
                                         ---------------  -------------  --------------  --------------
Expected income tax provision (benefit)  $         (266)  $        990   $      (9,527)  $     (15,932)
Nondeductible items                                   -              2               4               4
Change in deferred tax asset valuation
    allowance                                       266           (992)          9,523          15,928
                                         ---------------  -------------  --------------  --------------
                                         $            -   $          -   $           -   $           -
                                         ===============  =============  ==============  ==============

--------------------------------------------------------------------------------

The components of the net deferred taxes at the balance-sheet dates are as follows:

                                                      December 31,
                                                  --------------------
                                                    2001       2000
Deferred tax assets:
  Net operating loss carryforwards                $ 22,643   $ 21,332
  Property, plant, equipment, and mineral rights     2,033      1,105
  Development costs                                  1,672      2,999
  Deferred stripping                                 1,436      1,436
  Deferred site closures and reclamation costs       7,594      9,097
  Deferred maintenance                                 842        843
  Other                                              1,591      1,558
                                                  ---------  ---------
                                                    37,811     38,370
Valuation allowance                                (37,325)   (37,872)
Deferred tax liability:
  Property and mineral rights                         (486)      (498)
                                                  ---------  ---------

    Net deferred taxes                            $      -   $      -
                                                  =========  =========

At December 31, 2001 and 2000, a valuation allowance of approximately $37,325 and $37,872, respectively, has been recognized to offset net deferred tax assets due to the uncertainty of future realization.

As of December 31, 2001, the Company's subsidiaries had regular tax basis net operating loss carryforwards (NOL) totaling approximately $66,596 that expire in 2002 and through 2022.

Utilization of these NOLs may be limited pursuant to Section 382 of the Internal Revenue Code (IRC) of 1986, as amended. The annual usage limitation is based on 4.71% of the estimated fair value of the Company immediately after the consummation of the reorganization on February 5, 1999.

As a result of the subsequent events described at note 11, utilization of NOLs following March 26, 2002, will be further reduced pursuant to IRC Sec.382.

NOTE  7  -  STOCK  OPTIONS  AND  WARRANTS:
--------------------------------------------------------------------------------

On  February  5, 1999, the stockholders approved the 1999 Stock Option Plan (the
Plan). Under the Plan, a maximum of 650,000 common shares may be granted to directors and employees at not less than 110% of the fair market value at the date of grant. The term of the options will be determined at date of grant and will be no longer than 10 years. At December 31, 2001, no stock options were outstanding under the Plan.

Also on February 5, 1999, the Company entered into warrant agreements with certain creditors for the purchase of up to 650,000 shares of common stock. The warrants were issued in three series and were exercisable through February 5, 2004, at exercise prices ranging from $11.25 through $13.75 per share. No warrants had been exercised through December 31, 2001. In connection with the subsequent events described at note 11, the warrants were extinguished in exchange for aggregate consideration of $6, calculated at a rate of $0.01 (1 cent) per share subject to warrant, regardless of exercise price.

NOTE  8  -  EMPLOYEE  BENEFIT  PLANS:
--------------------------------------------------------------------------------

The Company has a savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all full-time United States employees. Under the plan, employees may elect to contribute up to 25% of their annual gross compensation, subject to ERISA limitations. The Company is required to make a matching cash contribution equal to 75% of the employee's contribution up to 4.5% of the employee's annual gross compensation. The Company's contributions vest over a four-year period. The Company may, at its discretion, make additional contributions to the plan. During the years ended December 31, 2001 and 2000, and the period from February 5, 1999 through December 31, 1999, the Company made matching contributions of approximately $519, $562, and $485, respectively, to the plan.


NOTE  9  -  FINANCIAL  INSTRUMENTS  AND  RISK  MANAGEMENT:
--------------------------------------------------------------------------------

Risk management - The Company reduces its exposure to fluctuations in commodity prices by creating offsetting positions through the use of derivative financial instruments and has established a control environment that includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative instrument activities. The Company does not use derivative financial instruments for trading purposes; however, its derivative instruments did not qualify for hedge accounting at December 31, 2001.

During 2001 the Company entered into various spot deferred forward sales contracts, which are intended to provide an economic hedge of the effect of price changes on the underlying value of the Company's reserves and the price risk associated with its gold and zinc sales. Contracts in place at December 31, 2001, consisted of the following:

                                                        Average
                                                         Price
                                      Notional Amount  Per Unit   Delivery Period
                                      ---------------  ---------  ---------------
December 31, 2001:
    Gold spot deferred forward sales    44,136 ounces  $     289    January 2002

The Company has credit risk exposure under the forward sales contracts to the extent the counterparty is unable to perform under the agreements.

Market risk - Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to replace the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

Sales  by  country  as  a  percentage of total sales consisted of the following:

                                           Period from
                                         January 1, 2002
                                             Through
                                           June 24, 2002
                                         -----------------      Years Ended
                                                                December 31,
                                                               ---------------
                                               2002            2001      2000
                                               -----           -----     -----
United States                                   79%            62%       75%
Canada                                          21%            36%       11%
Japan                                           nil             2%       nil

NOTE 9 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
--------------------------------------------------------------------------------

Sales to significant customers as a percentage of total sales consisted of the following:

                                           Period from
                                         January 1, 2002
                                             Through            Years Ended
                                          June 24, 2002         December 31
                                         -----------------      ------------
                                               2002           2001        2000
                                              -----           -----       ----
     Customer A                                79%             59%         40%
     Customer B                                21%             36%         20%
     Customer C                                 -               -          11%
     Customer D                                 -               -          10%

Significant accounts receivable balances as a percentage of total accounts receivable consisted of the following:

                                                  December 31,
                                          -------------------------
                                               2001          2000

     Customer  A                                74%          76%
     Customer  B                                24%          14%

Fair value of financial instruments - The carrying amounts reflected in the accompanying consolidated balance sheets for cash, certificate of deposit, and notes payable approximate the respective fair values of the instruments due to the short maturities of those instruments. Derivative instruments (spot deferred contracts) at December 31, 2001, are stated at fair value in the consolidated financial statements.

NOTE  10  -  COMMITMENTS  AND  CONTINGENCIES:

Reclamation, site closures, and remediation costs - All of the Company's operations are subject to reclamation and closure requirements. The Company monitors these requirements and evaluates its accruals for reclamation and closure regularly.

Although the ultimate amount of reclamation and closure costs to be incurred in the future is uncertain, the Company has estimated and fully accrued the aggregate amount of these future costs to be approximately $25,415 and $26,757 at December 31, 2001 and 2000, respectively. The Company recorded provisions for closure and reclamation costs totaling approximately $624 during 2001 and $3,187 during 2000.

The Company is required to provide surety for its reclamation program, which is primarily done through a bonding program. As of December 31, 2001, the Company had outstanding bonds and other financial surety totaling approximately $34,000. To the extent the Company is unable to provide bonding or other financial surety, its ability to maintain its permits at operating sites may be jeopardized. Because of the Company's financial condition, there can be no assurance that bonding will continue to be available at a reasonable cost. At December 31, 2001 and 2000, the Company had outstanding standby LOCs with First Union National Bank, securing surety bonds totaling approximately $1,500, which must be renewed annually. At December 31, 2001 and 2000, there were no amounts drawn against any of the First Union LOCs. The remaining portion of the surety bonds is not collateralized. Additionally, at December 31, 2001 and 2000, the Company had a $632 certificate of deposit pledged in lieu of providing reclamation bonding.

Under the Newco Plan, certain property of FCMI was reorganized in FCMI on the effective date of the Newco Plan. Included in this property was a Surface Management Surety Bond in the amount of $16,936 (the FCMI Bond). The FCMI Bond was issued by Safeco Insurance Company of America (Safeco) on behalf of FCMI, as principal, and is made payable to the United States of America. On May 12, 1999, Safeco sent a letter addressed to the Bureau of Land Management (BLM) purporting to cancel the FCMI Bond, and on May 13, 1999, it filed an action against FCMI, seeking a declaration that it is entitled to cancel the FCMI Bond and that its post-cancellation coverage obligations do not extend to post-cancellation disturbances. On June 21, 1999, FCMI asserted a counterclaim against Safeco for declaratory judgment, anticipatory breach of contract, and breach of surety's duty of good faith, based on Safeco's wrongful disclaimer of its post-cancellation obligations. On August 10, 1999, the United States District Court for the District of Nevada granted partial summary judgment in favor of FCMI on the first part of its counterclaim, holding that the FCMI Bond "shall remain in full force and effect as to all areas disturbed within the plan of operations prior to the effective date of cancellation," that the FCMI Bond language "encompasses further disturbances to previously disturbed areas within the plan of operations which may occur after the effective date of cancellation," and that "Safeco's liability shall continue irrespective of continued mining activities, after the effective date of cancellation, within the areas of the plan of operations disturbed prior to the effective date of cancellation." On August 30, 1999, Safeco moved for reconsideration of the order granting FCMI partial motion for summary judgment. On August 14, 2000, the Court denied Safeco's motion. On February 15, 2002, on stipulation of the parties, the court entered an order delineating the "previously disturbed areas" that are subject to the partial summary judgment order by reference to aerial photographs and map depictions jointly submitted by the parties. On March 8, 2002, the court entered final judgment with the consent of all parties consistent with the earlier summary judgment order and stipulation. Accordingly, all issues in the case have been decided at the United States District Court level. Notwithstanding its failure to reserve rights to appeal in the consent judgment, on April 5, 2002, Safeco filed notice of appeal of the consent judgment to the 9th Circuit Court of Appeals. That appeal remains pending, with briefing in progress. FCMI intends to defend the consent judgment vigorously throughout the appellate process.

Since May 1999, DHMI and Safeco have been involved in various similar litigation proceedings in various state and federal courts in the states of Washington and Montana with respect to the Hard Rock Reclamation Surety Bond in the amount of $520 issued by Safeco to secure DHMI's reclamation obligations at the Diamond Hill Mine (DHMI Bond) and Safeco's cancellation of the DHMI Bond effective June 15, 1999. All of those proceedings have been fully resolved through a settlement agreement effective on June 8, 2001, among Safeco, the Company, DHMI, FCMI, the United States, the state of Montana, and the state of Nevada (the Montana Settlement Agreement). Pursuant to the Montana Settlement Agreement, as of June 2001, among other things: (1) Safeco agreed to issue a new $520 reclamation surety bond (the New Safeco Bond) covering the Florida Canyon Mine under which Safeco is substantially restricted from initiating any cancellation through June 8, 2003, and under which FCMI is obligated to pay premium; (2) the United States and the state of Nevada agreed to accept a reduction in the First Union LOC bonding for the Florida Canyon Mine by $520 from $1,500 to $980; (3) DHMI agreed to post a new $520 First Union LOC with the state of Montana to replace the canceled DHMI Bond; (4) the state of Montana agreed to repay to Safeco without interest $520 in cash, which Safeco deposited with the state of Montana in 1999 in lieu of the canceled DHMI Bond as a part of an earlier abortive settlement agreement; and (5) all parties agreed to release each other from any other liability in connection with the DHMI Bond and the cancellation thereof and to dismiss all pending litigation with prejudice. The Montana Settlement Agreement has been fully implemented.

Some of the Company's operating mines are located in historic mining districts in the United States, and the Company controls land in areas where previous mining has taken place. Although no systematic inventory has been performed, mining products (such as tailings) located at those sites may present a future material liability to the Company as state and federal regulatory agencies search for ways to enforce the cleanup of pollutants left by previous operators. At December 31, 2001 and 2000, the Company was not aware of any material remedial liabilities that have not been fully accrued.

Based on current environmental regulations and known reclamation requirements, management has included the best estimate of these obligations in its reclamation accruals. However, it is reasonably possible that the Company's estimate of its ultimate reclamation liability could increase in the near term as a result of prospective changes in laws and regulations and changes in cost estimates.

General - In addition to the above, various lawsuits, claims, and proceedings have been or may be instituted or asserted against the Company. Management believes the disposition of other matters that are pending or asserted will not have a material adverse affect on the financial position, results of operations, or cash flows of the Company.

NOTE  11  -  SUBSEQUENT  EVENTS:
--------------------------------------------------------------------------------

On March 26, 2002, the Company merged with Nevoro Gold USA Inc., a Delaware corporation (Nevoro USA) and a wholly owned subsidiary of Nevoro Gold Corporation, a Canadian corporation (Nevoro). Through the merger, Nevoro acquired 100% of Apollo's common stock. Apollo's former stockholders received $500 in the aggregate in merger consideration in exchange for cancellation of Apollo's common stock. Apollo's warrant holders are entitled to receive $6.5 in the aggregate in consideration of the extinction of the warrants. In addition, Nevoro furnished funding to pay off amounts outstanding under Apollo's GECC credit facility and certain other liabilities and other obligations of the Company, including those that arose as a result of the merger, totaling approximately $4,562.

--------------------------------------------------------------------------------

Nevoro USA was formed for the purpose of facilitating the merger with Apollo and upon consummation of the merger transaction, it merged into the Company, resulting in Apollo being the surviving corporation and a wholly owned subsidiary of Nevoro. The Company and its subsidiaries, MTMI and FCMI, are expected to continue their operations.

Nevoro secured financing for the merger under arrangements with International Pursuit Corporation (Pursuit), a Canadian corporation listed on the Toronto Stock Exchange under the trading symbol "IPJ". Under those arrangements, Pursuit completed a private placement of 0.0% secured convertible debentures with aggregate face value of US $23,000 (the Debentures), and Pursuit advanced funds so obtained to Nevoro as necessary to consummate the merger of Nevoro USA into Apollo and associated transactions and to provide for Apollo's anticipated working capital requirements.

Subsequently, Pursuit was restructured pursuant to a Canadian statutory plan of arrangement (the Plan of Arrangement). Under the Plan of Arrangement, effective June 25, 2002, Nevoro and Pursuit were amalgamated to form a single corporation organized under the laws of Ontario, Canada, and renamed Apollo Gold Corporation. The Plan of Arrangement included, among other things, a consolidation and reduction of the outstanding Pursuit shares (excluding the shares issued to the Debenture holders upon conversion of the Debentures) so that, upon consummation of the Plan of Arrangement and conversion of the Debentures, the Debenture investors held a controlling interest in the common stock of Apollo Gold Corporation. The common stock of Apollo Gold Corporation is registered for trading on the Toronto Stock Exchange under the symbol APG.

NOTE  12  -  RESTATEMENT  FOR  FRESH-START  REPORTING:
--------------------------------------------------------------------------------

As discussed in note 1, the Company emerged from bankruptcy on February 5, 1999, and commenced operations as a new company. Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," provides accounting and reporting guidance for entities like Apollo that emerge from bankruptcy. Under SOP 90-7, when more than 50% of the ownership of the emerging company changes as a result of the bankruptcy proceedings, the emerging company, at the time of emergence from bankruptcy, should apply "fresh-start" reporting. Under fresh-start reporting, the assets received and liabilities assumed upon emergence from bankruptcy should be stated at fair value. Previously, Apollo did not apply fresh-start reporting, but instead reported its assets received and liabilities assumed at the historical cost bases of its predecessor entities which was not in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements have been restated herein to reflect the application of fresh-start reporting at February 5, 1999. The restatement resulted an initial increase in property, plant, and equipment (including mining properties and rights) and additional paid-in capital of approximately $37,105 at February 5, 1999. Such assets were then considered in management's re-evaluation of impairment of long-lived assets, as discussed in notes 1 and 3, which resulted in a reduction of $37,105 in property, plant, and equipment in 1999. Accordingly, the accompanying 1999 financial statements have been also restated to report a $37,105 increase in the net loss for the period and a corresponding reduction of property, plant, and equipment at December 31, 1999. The restatements resulted in increases in previously reported balances of additional paid-in capital and accumulated deficit of $37,105 at December 31, 2001 and 2000, with no effect on previously reported 2001 and 2000 net income or loss.

NOTE  13  -  RECENT  ACCOUNTING  PRONOUNCEMENTS:
--------------------------------------------------------------------------------

In June 2001 the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets. SFAS No. 143 supercedes SFAS No. 19, Financial Accounting and Reporting by Oil and Gas
Producing Companies, and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective beginning

NOTE  13  -  RECENT  ACCOUNTING  PRONOUNCEMENTS:
--------------------------------------------------------------------------------

after June 2002, with earlier application encouraged. The Company expects to adopt the new standard for the period ending June 30, 2002. Adoption of SFAS No. 143 is expected to have a material effect on the Company's financial statements.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment on Disposal of Long-lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 applies to all long-lived assets and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that 1) can be distinguished from the rest of the entity and 2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The statement goes into effect after fiscal years beginning December 15, 2001, and adoption of SFAS No. 144 did not have any material effect on the Company and its subsidiaries at adoption.

NOTE  14  -  U.S./CANADIAN  GAAP  RECONCILIATION:
--------------------------------------------------------------------------------

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US
GAAP) which differ in certain material respects from those applicable in Canada (Cdn. GAAP). A reconciliation of the material differences between US GAAP and Cdn. GAAP as they apply to the Company's financial statements are as follows:

                                            Period from                          Period From
                                             January 1,                           February 5,
                                                2002                                1999
                                               Through         Years Ended         Through
                                            June 24, 2002      December 31,      December 31,
                                           ---------------  ------------------  --------------
                                                2002         2001      2000          1999
  Net income (loss) according to US GAAP   $         (760)  $2,912   $(28,020)  $     (46,859)
  Cdn. GAAP adjustments:
    Impairment of long-lived assets (a)              (500)    (975)   (25,611)         28,477
                                           ---------------  -------  ---------  --------------

      Net income (loss) according to
         Cdn. GAAP                         $       (1,260)  $1,937   $(53,631)  $     (18,382)
                                           ===============  =======  =========  ==============

(a) Under Cdn. GAAP write-downs for impairments of long-lived assets (property, plant, and equipment) are determined based on undiscounted estimated future net cash flows.  Under US
GAAP, such impairment is measured based on discounted cash flows.

NOTE  14  -  U.S./CANADIAN  GAAP  RECONCILIATION:
--------------------------------------------------------------------------------

Such differences affected the accompanying balance sheets as follows:

                                                                 December 31,
                                                             -------------------
                                                               2001      2000
                                                             --------  ---------
Total assets according to US GAAP                            $34,713   $ 41,677
Cdn. GAAP adjustments for asset impairment differences         1,951      2,866
                                                             --------  ---------

      Total assets according to Cdn. GAAP                    $36,664   $ 44,543
                                                             ========  =========

Stockholders' equity (deficit) according to US GAAP          $(6,588)  $ (9,500)
Cdn. GAAP adjustments for asset impairment differences         1,951      2,866
                                                             --------  ---------

      Stockholders' equity (deficit) according to Cdn. GAAP  $(4,637)  $ (6,634)
                                                             ========  =========

Cdn. GAAP does not recognize the concept of comprehensive income. Accordingly, under Cdn. GAAP the statement of stockholders' equity for the year ended December 31, 2001, would not reflect the cumulative effect of the change in the method of accounting for derivative financial instruments (see note1) and the subsequent reclassification of such amount to earnings, as reflected in accumulated other comprehensive income (loss).

NOTE  15  -  SEGMENTED  INFORMATION:

The reportable segments have been determined at the level where decisions are made on the allocation of resources and capital and where performance is measured. The segments are FCMI and MTMI. The accounting policies for these segments are the same as those followed by the Company as a whole. All segment assets and operations are located in the United States.

As of and for the year ended December 31, 2001:

                                              Corporate
                            MTMI      FCMI    and Other    Total
                           -------  --------  ----------  -------
Mining revenue             $40,766  $33,227   $    2,690  $76,683
Interest income                  -        -           39       39
Interest expense               125      506          678    1,309
Depreciation, depletion,
  and amortization               -    5,348          129    5,477
Segment income (loss)        3,345   (2,730)       2,297    2,912

Segment assets               7,329   22,706        4,678   34,713
Capital expenditures         1,770    1,585          226    3,581

--------------------------------------------------------------------------------

As of and for the year ended December 31, 2000:

                                                Corporate
                            MTMI       FCMI     and Other     Total
                          ---------  --------  -----------  ---------
Mining revenue            $ 38,764   $47,454   $   10,476   $ 96,694
Interest income                  -         -           28         28
Interest expense                56       739        1,732      2,527
Depreciation, depletion,
  and amortization           5,867    11,874        2,444     20,185
Segment loss               (13,778)   (9,235)      (5,007)   (28,020)

Segment assets               5,593    25,702       10,082     41,677
Capital expenditures           215     4,154          568      4,937


For the period from February 5, 1999 (commencement) through December 31, 1999:

                                                 Corporate
                            MTMI       FCMI      and Other     Total
                          ---------  ---------  -----------  ---------
Mining revenue            $ 43,876   $ 39,381   $    8,033   $ 91,290
Interest income                  -          -           34         34
Interest expense                80        959        2,921      3,960
Depreciation, depletion,
  and amortization           5,514     10,557        2,453     18,524
Segment loss               (12,328)   (25,727)      (8,804)   (46,859)

Capital expenditures           238      3,578        1,560      5,376

For the period from January 1, 2002 through June 24, 2002:

                                           Corporate
                            MTMI    FCMI   and Other    Total
                           ------  ------  ----------  -------
Mining Revenue             15,874  17,465          -   33,339
Interest Income                 -       -         37       37
Interest Expense               52     228        133      413
Depreciation, depletion,
    And amortization          963   1,776          -    2,739
Segment Income (Loss)       3,206   1,971     (3,859)  (1,260)